Exhibit 99

Contact:

J.P. Fielder

Exact Sciences Corp.

jpfielder@exactsciences.com

608-210-5220

For Immediate Release

Exact Sciences Reports Fourth Quarter and Full Year 2015 Results

104,000 completed Cologuard® tests generate revenues of $39.4 million during first full-year

MADISON, Wis., Feb. 24, 2016 — Exact Sciences Corp. (Nasdaq: EXAS) today announced that the company reported revenues of $39.4 million as a result of completing more than 104,000 Cologuard tests for full-year 2015.  The company generated $14.4 million in revenues from approximately 38,000 completed Cologuard tests during the fourth quarter ended Dec. 31, 2015.

The cumulative number of physicians ordering Cologuard expanded steadily in 2015. During the fourth quarter of 2015 this total grew 27 percent from the third quarter to nearly 27,000 physicians.  On average, approximately 500 new physicians ordered Cologuard each week and 75 percent of physicians re-ordered the FDA-approved, non-invasive colon cancer screening test.

“Our fourth quarter and full-year revenue and completed-test results are in line with the preliminary numbers we released in January and reflect the continued adoption and use of Cologuard,” said Kevin T. Conroy, CEO and chairman of the board of Exact Sciences.  “Patients and physicians showed strong demand for Cologuard and extraordinary satisfaction with its screening and compliance process during its first year on the market. We expect to build on this momentum during 2016 by educating an increasing number of America’s primary care physicians about Cologuard and advancing our efforts to reach the 80 million people who need to be screened for colon cancer.”

The patient compliance rate with Cologuard at the end of 2015 was 71 percent. This is almost twice the rate of reported colonoscopy uptake in a given year and significantly higher than fecal blood testing. The compliance rate is derived from the number of valid test results generated from collection kits shipped to patients 60 or more days prior to Dec. 31, 2015. Exact Sciences Laboratories, through its customer care center, is helping to drive patient compliance by systematically contacting patients for whom Cologuard has been ordered and encouraging them to complete their screening.

2016 Outlook

The company continues to anticipate completing more than 240,000 Cologuard tests during 2016, generating between $90-100 million in revenue. This represents a greater than 130-percent year-over-year increase in the number of Cologuard tests completed and revenue growth of approximately 128 to 154 percent from 2015.

“As commercial coverage expands, the Cologuard ordering process is streamlined and our sales and marketing efforts become increasingly impactful, we believe that adoption will increase at a meaningful rate during the year ahead,” Mr. Conroy said.

The company’s guidance for revenue and completed tests are forward-looking statements. They are subject to various risks and uncertainties that could cause the company’s actual results to differ materially from the anticipated targets. The anticipated targets are not predictions of the company’s actual performance. See the cautionary information about forward-looking statements in the “Safe-Harbor Statement” section of this press release.

Financial Results

Exact Sciences reported total revenues of $14.4 million for the fourth quarter of 2015 and total revenues of $39.4 million for the year ended Dec. 31, 2015, compared to $1.5 million and $1.8 million, respectively, for the same periods of 2014.

For the fourth quarter of 2015, Exact Sciences reported a net loss of $40.0 million, or ($0.41) per share. The company reported a net loss of $32.4 million, or ($0.38) per share, for the same period of 2014. The company’s net loss for full-year 2015 totaled $157.8 million, or ($1.71) per share. The company reported a net loss of $100.0 million, or ($1.25) a share, for the same period of 2014.

Operating expenses for the fourth quarter of 2015 were $47.2 million, compared to $30.7 million for the same period in 2014. Operating expenses for full-year 2015 totaled $174.0 million, compared to $98.0 million for full-year 2014.

Exact Sciences ended 2015 with cash, cash equivalents and marketable securities of $306.9 million, compared to $282.8 million at December 31, 2014.

Fourth-Quarter Conference Call & Webcast

As previously announced, company management will host a conference call and webcast on Wednesday, February 24, 2016, at 10 a.m. ET to discuss fourth-quarter and full-year 2015 results. The webcast will be available at www.exactsciences.com. Domestic callers should dial 877-212-6082 and international callers should dial 707-287-9332.

An archive of the webcast and a replay of the conference call will be available at www.exactsciences.com or by calling 855-859-2056 domestically or 404-537-3406 internationally. The access code for the conference call and replay is 85062957. The conference call, webcast and replay are open to all interested parties.

About Cologuard

Cologuard was approved by the FDA in August 2014 and results from Exact Sciences’ prospective 90-site, point-in-time, 10,000-patient pivotal trial were published in the New England Journal of Medicine in March 2014. Cologuard is included in the colorectal cancer screening guidelines of the American Cancer Society and stool DNA is listed in the screening guidelines of the U.S. Multi-Society Task Force on Colorectal Cancer.

Cologuard is indicated to screen adults of either sex, 50 years or older, who are at average risk for colorectal cancer. Cologuard is not for everyone and is not a replacement for diagnostic colonoscopy or surveillance colonoscopy in high-risk individuals. False positives and false negatives do occur. Any positive test result should be followed by a diagnostic colonoscopy. Following a negative result, patients should continue participating in a screening program at an interval and with a method appropriate for the individual patient. Cologuard performance when used for repeat testing has not been evaluated or established. For more information about Cologuard, visit www.CologuardTest.com. Rx Only.

About Exact Sciences Corp.

Exact Sciences Corp. is a molecular diagnostics company focused on the early detection and prevention of the deadliest forms of cancer. The company has exclusive intellectual property protecting its noninvasive, molecular screening technology for the detection of colorectal cancer. Cologuard is included in the colorectal cancer screening guidelines of the American Cancer Society and stool DNA is included in the U.S. Multi-Society Task Force on Colorectal Cancer. For more information, please follow us on Twitter @ExactSciences or find us on Facebook.

Certain statements made in this presentation contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the “safe harbor” created by those sections. Forward-looking statements can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “estimate,” “anticipate” or other comparable terms. All statements other than statements of historical facts included in this presentation regarding our strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding expected future operating results, anticipated results of our sales and marketing efforts, expectations concerning payor reimbursement and the anticipated results of our product development efforts. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: our ability to successfully and profitably market our products and services; the acceptance of our products and services by patients and health care providers; the willingness of health insurance companies and other payors to reimburse us for our performance of the Cologuard test; the amount and nature of competition from other cancer screening products and services; the effects of any healthcare reforms or changes in healthcare pricing, coverage and reimbursement; recommendations, guidelines and/or quality-of-care metrics issued by various organizations such as the U.S. Preventive Services Task Force, the American Cancer Society and the National Committee for Quality Assurance regarding cancer screening or our products and services; our ability to successfully develop new products and services; our success establishing and maintaining collaborative and licensing arrangements; our ability to maintain regulatory approvals and comply with applicable regulations; and the other risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Consolidated Statements of Operation Data

(Amounts in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Laboratory service revenue	$14,420	$1,504	$39,437	$1,504
License fees	—	—	—	294
	14,420	1,504	39,437	1,798

Cost of sales	7,667	3,401	24,501	4,325
Gross margin	6,753	(1,897)	14,936	(2,527)

Operating Expenses:
Research and development	9,365	4,992	33,914	28,669
General and administrative	15,864	10,625	57,950	30,435
Sales and marketing	21,944	15,069	82,140	38,908
	47,173	30,686	174,004	98,012

Loss from operations	(40,420)	(32,583)	(159,068)	(100,539)

Investment income	491	150	1,271	542
Interest expense	(62)	(11)	(6)	(51)

Net loss	$(39,991)	$(32,444)	$(157,803)	$(100,048)

Net loss per share - basic and diluted	$(0.41)	$(0.38)	$(1.71)	$(1.25)

Weighted average common shares outstanding - basic and diluted	96,404	84,734	92,135	80,232

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Consolidated Balance Sheet Data

(Amounts in thousands)

	December 31,	December 31,
	2015	2014
Assets
Cash and cash equivalents	$41,135	$58,131
Marketable securities	265,744	224,625
Accounts receivable, net	4,933	1,376
Inventory	6,677	4,017
Prepaid expenses and other current assets	7,641	3,528
Property and equipment, net	34,096	19,947
Other long-term assets	4,070	1,200
Total assets	$364,296	$312,824

Liabilities and stockholders’ equity
Total current liabilities	$26,723	$17,521
Long term debt	4,852	1,000
Long term other liabilities	4,804	3,599
Long term accrued interest	—	106
Lease incentive obligation, less current portion	1,061	1,614
Total stockholders’ equity	326,856	288,984
Total liabilities and stockholders’ equity	$364,296	$312,824